Exhibit 99.2

Dear Investor,

The past year has been extremely active for the Company as we remain in the portfolio management phase of our lifecycle and continue to focus on building value for our shareholders. Our accomplishments include acquiring properties that we believe have meaningful upside potential, making progress in stabilizing our existing portfolio as planned, selling selected assets to harvest their value and reinvest in the portfolio, refinancing maturing debt on certain assets, and paying a $0.50 per share special distribution to shareholders in May 2012.

Acquisitions

Our value-added investment strategy focuses on acquiring properties that require some degree of repositioning, reinvestment or redevelopment and present good opportunities for improved cash flow and net operating income. During 2012 and continuing into early 2013, we completed three transactions that we believe best met our requirements.

In April 2012, we acquired Alte Jakobstrasse, a multi-tenant office and retail property in Hamburg, Germany. The contract price was $11.1 million, excluding closing costs. Currently, this property is approximately 100% leased, including several below-market leases expiring over the next two years. We plan to replace these expiring leases with at-market leases, which should enhance the property’s net operating income (NOI) and its ultimate value. In February 2013, we acquired a 95% stake in Wimberly at Deerwood, a 322-unit multifamily community in Jacksonville, Florida. The contract price was $35.6 million. This property is approximately 97% leased. We have started a $2.5 million capital investment program to upgrade interiors and make various external improvements. When completed, this program should enable the property to better compete with the Class-A multifamily communities in its market. This should allow us to raise rents, resulting in increased NOI and a higher valuation. And in April 2013, we acquired a 90% interest in 22 Exchange, a 471-bed student housing facility at the University of Akron. The contract purchase price was $28 million. At acquisition, this property was approximately 85% leased for the Spring 2013 semester. We are focused on leasing this property for the 2013-14 school year.

Our current pipeline of potential investments includes value-added multifamily opportunities, student housing near campuses of large universities, selected development opportunities, and well located office properties. It also includes mezzanine loans that generate good cash flow and attractive risk-adjusted returns.

Stabilizing the Portfolio

To increase the value of our assets, we continuously focus on improving the operations of our properties, optimizing the capital structure of each asset, and increasing occupancy at each location. In December 2012, we refinanced the maturing loan on the 1875 Lawrence office building in Denver, Colorado. We are renovating and updating the lobby and increasing the amount of ground floor retail and mezzanine office space. We are also implementing an aggressive marketing campaign to secure new tenants and increase occupancy.

During 2012, we significantly improved operations at the Courtyard by Marriott at Coconut Beach in Kauai, Hawaii. Compared with the prior year, 2012 revenues increased approximately 67%, average daily rate improved approximately 7%, revenue per available room increased approximately 64%, the occupancy rate improved nearly 25 percentage points, and net operating income moved into positive territory. In part, these improvements reflect the full-year benefits from the extensive property renovation program we completed in 2011. They also reflect the property manager’s attention to enhancing operating efficiencies, the hiring of a new sales manager, focusing our sales mix toward more group business, and increasing room rates. We expect additional operating improvements in 2013.

Our capital improvements are nearly complete at Lakes of Margate and Arbors Harbor Town, our multifamily communities in Margate, Florida, and Memphis, Tennessee, respectively. Since acquiring these properties in the fourth quarter of 2011, we have increased rents while maintaining occupancy at strong levels.

Selective Asset Sales

An important aspect of the Company’s proven investment strategy is taking timely advantage of favorable market conditions to harvest value from selected assets when we believe we have maximized their value. In January 2012, we sold the Palms of Monterrey for a contract price of $39.3 million, generating a cash gain of $6.5 million and a simple average annual return of 28%.

In October 2012, we sold Parrot’s Landing for a contract price of $56.3 million, generating a cash gain of $4.7 million and a simple annual average return of 13%. We acquired this asset in September 2010 for a contract price of $42 million. Also in October 2012, we sold one of the four buildings at Interchange Business Center for a contract price of $7.5 million. In April 2013, we sold the three remaining buildings at Interchange for a contract price of $40.4 million. In the aggregate, the Company acquired Interchange for an average of $37 per square foot and sold it for an average of $60 per square foot, generating a simple average annual return of approximately 13%. The net proceeds from these sales were used to increase the Company’s cash position and to make additional investments.

Well-positioned for the Future

The Company has generally benefited from acquiring the bulk of its assets at opportune times following the onset of the economic recession and associated weakness in the commercial real estate markets. As a result, we are positioned to take advantage of improvements in market conditions when prudent.

During 2011 and 2012, we were cautious and selective in our approach to creating and capturing value for our shareholders.

During that time we full-cycled five investments, generating double-digit simple average annual percentage returns. In 2013, we are continuing this successful approach while adding to our robust pipeline of value-added investment opportunities. In the upcoming years, the Company expects to continue to sell selected assets, further strengthen its balance sheet to enhance its financial flexibility, and make additional asset acquisitions that provide opportunities to increase cash flow and net operating income—all with the intention of creating additional value and distributions for our shareholders.

Thank you for your investment in Behringer Harvard Opportunity REIT II, Inc.

Sincerely,

Robert S. Aisner	Michael J. O’Hanlon
Chairman of the Board	Chief Executive Officer
and President